SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27639 (Commission File Number)	04-2693383 (IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b)

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c)

Item 1.01. Entry into a Material Definitive Agreement.

     Effective May 19, 2005, World Wrestling Entertainment, Inc. (the “Company”) entered into an employment letter with Michael Sileck, appointing him to the position of Chief Financial Officer and Director of the Company, beginning June 6, 2005. A copy of the employment letter is attached as Exhibit 10.7 to this report and is incorporated herein by reference. The material terms of the employment agreement are described in Item 5.02.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Directors.

     (c) and (d). Effective May 19, 2005, the Company entered into an employment letter pursuant to which, commencing June 6, 2005, Michael Sileck will become a Director and Chief Financial Officer of the Company.

     Prior to joining the Company, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of the leading global online careers property. At Monster, Mr. Sileck served from March 2002 until March 2005. Prior thereto, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company, from September 1999 through February 2002.

     Under the terms of his employment letter, Mr. Sileck is entitled to an initial annual salary of $550,000 and is entitled to participate in the Company’s Management Bonus Plan with a target bonus of 50% of his salary. He will be granted 100,000 restricted stock units under the Company’s Long Term Incentive Plan, which units will vest 50% after the second year of his employment and 50% after the third year. Mr. Sileck will receive a $50,000 sign-on bonus.

Item 9.01. Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits

          10.7  Offer Letter, dated May 10, 2005, between the Company and Mr. Michael Sileck.

          99.1 Press Release, dated May 19, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ Edward L. Kaufman

Edward L. Kaufman Executive Vice President and General Counsel

Dated: May 19, 2005